EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	James A. Smith
Chief Financial Officer
Electronics Boutique Holdings Corp.
(610) 430-8100

Electronics Boutique Reports Strong First Quarter Earnings of $0.12 Per Diluted Share

– Revenues increased 27.7 percent as Electronics Boutique’s video game sales continue to grow faster than the industry –

–Reaffirms full year outlook–

WEST CHESTER, PA, May 22, 2003 – Electronics Boutique Holdings Corp. (Nasdaq: ELBO) today announced financial results for its first quarter ended May 3, 2003 highlighted by a 27.7 percent increase in revenues and a comparable store sales increase of 10.1 percent.

Total revenues for the fiscal 2004 first quarter increased to $303.5 million from $237.6 million in the prior fiscal year first quarter.  Net income for the period was $3.2 million, or $0.12 per diluted share, compared with net income, before the cumulative effect of a change in accounting principle relating to the recognition of vendor allowances, of $1.5 million, or $0.06 per diluted share for the same quarter last year.

In the first quarter of fiscal 2003, the company’s non-GAAP adjusted revenues were $231.5 million and its adjusted net income, before the cumulative effect of a change in accounting principle, was $2.4 million, or $0.09 per diluted share. The prior year’s non-GAAP adjusted results exclude the results of operations and related expenses associated with the EB Kids and BC Sports Collectibles businesses which the company exited in fiscal 2003, together with the reversal of restructuring and asset impairment charges related to these businesses.

“Electronics Boutique continues to post exceptional top and bottom line results and our business continues to grow substantially faster than the industry,” said Jeffrey W. Griffiths, president and chief executive officer.  “This growth is being driven by a combination of factors, including our complementary new and pre-owned software business, and a strong performance from both mall and strip center stores.  We’ve structured our business to maximize performance throughout the entire video game cycle.  The industry is in its most profitable peak software years and Electronics Boutique is well positioned to benefit from this phase of the cycle.”

Comparable store sales increased 10.1 percent for fiscal 2004 first quarter.  The increase was driven by a 34.9 percent increase in domestic software sales and continued strong hardware unit sales.   During the quarter, the company opened 75 new stores, increasing the total store count to 1,217 as of May 3, 2003.  The company had 948 stores as of May 4, 2002.

Business Outlook

The company reaffirms its fiscal 2004 guidance for total revenues to increase in the range of 14 to 19 percent with a comparable store sales increase in the range of 4 to 6 percent.  As a result, fiscal 2004 earnings are expected to be in the range of $1.70 to $1.77 per diluted share.  EB Games store growth will continue, with a current plan to open approximately 275 new stores in fiscal 2004 in the United States and international markets.

Fiscal 2004 second quarter earnings are anticipated to be in the range of $0.02 to $0.05 per diluted share. This estimate is based on a decrease in comparable store sales in the range of 5 to 9 percent for the 13-week period ending August 2, 2003.  Last year, hardware manufacturers aggressively cut prices on consoles, and this year’s more modest price cuts are not expected to materially increase the hardware unit sales activity that the company has been experiencing year to date.

“As our first quarter results reflect, our business is healthy and we continue to gain market share.  With our solid business model and well-executed expansion strategy, we remain confident in our outlook for the balance of the year,” concluded Mr. Griffiths.

The company will host an investor conference call at 5:00 p.m. (EDT) today to review its financial results and operations. The call will be open to all interested investors through a simultaneous Internet broadcast at www.ebholdings.com. The call will be archived for two weeks on the website. A recording of the call will also be available May 22, 2003 at 8 p.m. (EDT) through May 29, 2003 at midnight (EDT). Listeners should call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use access code: 466128

About Electronics Boutique Holdings Corp.

Electronics Boutique, a Fortune 1000 company, is among the world’s largest specialty retailers dedicated exclusively to video game hardware, software and PC entertainment software and accessories. The company currently operates 1,228 stores in the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico, Sweden and South Korea — primarily under the names EB Games and Electronics Boutique. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com.

This release contains forward-looking statements, including statements by Jeffrey Griffiths and in our Business Outlook, related to the financial performance of Electronics Boutique for the second quarter and full year for the fiscal year ending January 31, 2004, to the growth prospects and opportunities for Electronics Boutique, and to the growth prospects and projected sales for hardware, software and for the video game industry in general. Forward-looking statements refer to expectations, projections and other characterizations of future events or circumstances and are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimated,” “continue” or comparable terminology. In addition to factors specified in Electronics Boutique’s recent filings with the Securities and Exchange Commission, there are other factors that could cause actual results to materially differ from those expressed or implied in such forward looking statements, such as the continued impact of a weak economy on Electronics Boutique’s sales, the schedule for new software releases, consumer demand for video game hardware and software, pricing changes by key vendors for hardware and software, increased competition and promotional activity from other retailers, and the availability of suitable locations for new stores. In light of the risks and uncertainties inherent in the forward looking statements, such statements should not be regarded as a representation by Electronics Boutique or any other person that the projected results, objectives or plans will be achieved. Electronics Boutique undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

–Financial Tables Follow–

Electronics Boutique Holdings Corp.

Consolidated Statements of Income (unaudited)

(Amounts in thousands, except per-share amounts)

	13 Weeks Ended
	May 3, 2003	May 4, 2002

Net sales	$301,821	$236,272
Management fees	1,643	1,368
Total revenues	303,464	237,640

Cost of goods sold	223,269	174,596

Gross profit	80,195	63,044

Costs and expenses:
Selling, general and administrative expense	69,302	56,487
Restructuring and asset impairment reversal	—	(508)
Depreciation and amortization	6,287	5,147

Operating income	4,606	1,918
Interest income, net	463	461

Income before income tax expense & cumulative
effect of change in accounting principle	5,069	2,379
Income tax expense	1,897	908

Income before cumulative effect of change in accounting principle	3,172	1,471

Cumulative effect of change in accounting principle, net of tax	—	(4,773)

Net income (loss)	$3,172	$(3,302)

Earnings per share excluding the cumulative effect of change in accounting principle:
Basic	$0.12	$0.06
Diluted	$0.12	$0.06

Cumulative effect of change in accounting principle:
Basic	$—	$(0.18)
Diluted	$—	$(0.18)

Earnings per share including the cumulative effect of change in accounting principle:
Basic	$0.12	$(0.12)
Diluted	$0.12	$(0.12)

Weighted average shares outstanding:
Basic	25,884	25,796
Diluted	25,937	26,364

Electronics Boutique Holdings Corp.

Consolidated Statements of Income (unaudited)

(Amounts in thousands, except per-share amounts)

Results excluding EBK and BCSC(1):

13 Weeks Ended
May 4, 2002
Total revenues	$237,640
Adjustment for EBK and BCSC(1)	(6,123)
Total revenues excluding EBK and BCSC	231,517

Cost of goods sold	174,596
Adjustment for EBK and BCSC(1)	(4,928)
Cost of goods sold excluding EBK and BCSC	169,668

Selling, general and administrative expense	56,487
Adjustment for EBK and BCSC(1)	(3,143)
Selling, general and administrative expense excluding EBK and BCSC	53,344

Depreciation and amortization	5,147
Adjustment for EBK and BCSC(1)	(73)
Depreciation and amortization excluding EBK and BCSC	5,074

Operating income	1,918
Adjustment for EBK and BCSC(1)	1,513
Operating income excluding EBK and BCSC	3,431

Income before cumulative effect of change in accounting principle	1,471
Adjustment for EBK and BCSC(1)	934
Income before cumulative effect of change in accounting principle excluding EBK and BCSC	$2,405

Income per share before cumulative effect of change in accounting principle - diluted	$0.06
Adjustment for EBK and BCSC(1)	$0.03
Income per share before cumulative effect of change in accounting principle excluding EBK and BCSC - diluted	$0.09

(1) The company decided to close its EB Kids (“EBK”) business and sell its BC Sports Collectibles (“BCSC”) business at the end of fiscal 2002. The company believes that the presentation of this information will better enable investors to analyze the results of operations of the continuing business for each period reflected. The adjusted amounts exclude the results of operations and related expenses associated with the company’s EBK and BCSC businesses in fiscal 2002 and the reversal of restructuring and asset impairment charges related to these businesses.

Electronics Boutique Holdings Corp.

Selected Consolidated Balance Sheet Data (unaudited)

(Amounts in thousands)

	May 3, 2003	May 4, 2002	February 1, 2003

Cash and cash equivalents	$118,305	$78,458	$121,873

Merchandise inventories	195,012	147,955	226,866

Total current assets	344,786	261,802	382,480

Total assets	485,880	381,876	521,614

Accounts Payable	146,178	113,060	176,146

Current liabilities	193,774	143,684	237,983

Total liabilities	205,901	147,334	247,114

Stockholders’ equity	279,979	234,542	274,500